EXHIBIT 99

[LOGO]	NEW RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE JULY 30, 2003	CONTACT:	Kenneth D. Mann	Clefton D. Vaughan
		Investor Relations	Public Relations
		(870) 881-6432	(870) 881-6407

Deltic Announces Second Quarter 2003 Results

EL DORADO, AR — Deltic Timber Corporation’s President and Chief Executive Officer, Ray C. Dillon, announced today that net income for the second quarter of 2003 was $2.4 million, $.20 a share, an increase of $2.4 million when compared to break-even results, or a loss of $.05 a share after preferred dividends, a year ago. The improvement was due primarily to increased commercial sales in the Company’s Real Estate segment and better results at Del-Tin Fiber. Operating income for the current quarter was $6.2 million, an increase of 55 percent when compared to the second quarter of 2002. Net cash provided by operating activities was $11.2 million for the current quarter, which compares to $8.2 million a year ago.

Commenting on the results, Mr. Dillon said, “Our Chenal Valley real estate development made a significant contribution to income once again, with the sale of a 22-acre commercial site. This acreage is just across Chenal Parkway from the 29-acre tract that we sold to Wal-Mart during the first quarter, and we believe these sales will generate additional interest in Deltic’s other commercial acreage. Our Woodlands segment continued to market our planned harvest volume of pine sawtimber, and timber prices remain firm despite the continued weakness in the lumber market.” Robert C. Nolan, Deltic’s Chairman, noted, “While difficult times in the forest products industry continue, our Real Estate segment’s contribution during the first six months of 2003 confirms the significance of our decision to capture the value of the former timberland that is now Chenal Valley. We are cautiously optimistic about the continued improvement at Del-Tin.”

The Woodlands segment earned $4.2 million in the current quarter, which compares to $5.9 million for the same period of 2002. The Company’s pine sawtimber harvest decreased as planned, from 200,324 tons in the prior-year quarter to 123,070 tons in 2003’s second quarter. Average pine sawtimber price was $40 per ton for the second quarter of 2003 versus $41 per ton a year ago. Sales of timberland during 2003’s second quarter totaled 1,097 acres at a gain of $.6 million, compared to similar sales of 431 acres at a $.2 million gain for the corresponding quarter of 2002.

Deltic’s Mills segment loss of $1.6 million in the second quarter of 2003 compares to a $.3 million loss a year ago. Finished lumber sales price decreased $20 from the prior-year quarter to $299 per thousand board feet. Lumber sales volume was 58.7 million board feet for the current quarter, an increase of 8.3 million when compared to 50.4 million for the same period of 2002.

Operating income for the Real Estate segment was $5.1 million in 2003’s second quarter, which compares to $.9 million in the prior-year quarter. Included in the current quarter were sales of approximately 23 acres of commercial real estate at a pretax gain of $4.8 million. Residential lot sales decreased by three to 23 lots, and average lot price decreased $13,300 to $82,300 due primarily to the sales mix.

Corporate operating expense was $1.7 million in the current quarter, an improvement of $.3 million when compared to $2 million a year ago. Deltic’s equity in Del-Tin Fiber was a loss of $.6 million for 2003’s second quarter, which is the amount of cash advances to the facility, and compares to the Company’s equity share of the plant’s losses of $2.9 million for the second quarter of 2002. Interest expense increased $.8 million to $1.9 million due primarily to increased long-term debt.

Capital expenditures were $3.5 million for the current quarter and $16.2 million for the first half of 2003. For the corresponding periods of 2002, capital expenditures were $5.2 million and $9.3 million, respectively.

For the first six months of 2003, net income totaled $3.6 million, $.31 a share. Net income for the six months ended June 30, 2002, was $.8 million, a loss of $.03 a share after preferred dividends. Net cash provided by operating activities was $19.5 million for 2003, compared to $18.8 million for 2002.

Pine sawtimber harvest levels for the first half of 2003 were 301,100 tons, a decrease of 34 percent when compared to 456,497 tons during the same period of 2002. Average pine sawtimber price of $40 per ton decreased $1 from the prior-year period. Timberland sales totaling 2,283 acres at an average sales price of $1,000 per acre compares to sales of 759 acres for $1,100 per acre a year ago. Lumber sales increased 15.4 million board feet, or 15 percent, to 115 million. Finished lumber sales price decreased $19 from $314 per thousand board feet to $295. During 2003, approximately 52 acres of commercial property were sold for $184,300 per acre. Residential lot sales for the first six months of 2003 totaled 70 lots at an average price of $73,500, which compares to 52 lots for $77,800 for the corresponding period of 2002.

In regard to the outlook for the third quarter and year of 2003, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 150,000 to 200,000 tons and 600,000 to 650,000 tons, respectively. Sales of timberland identified to be non-strategic or have a higher and better use are estimated at 3,000 to 5,000 acres for the year. Finished lumber production and sales volumes will continue to be subject to market conditions, with sales currently anticipated to be 50 to 60 million board feet for the third quarter and 200 to 250 million for the year. Residential lot sales are projected to be 20 to 40 lots and 180 to 220 lots, respectively.

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, July 31, 2003, at 2 p.m. Central Time to discuss second quarter 2003 earnings. Interested parties may participate in the call by dialing 1-800-915-4836. The call will also be broadcast live over the Internet and can be assessed through the Investor Relations section of the Deltic website at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until 11:59 p.m. Central Time on Thursday, August 7, by dialing 1-800-428-6051 and referencing replay passcode identification number 296702.

Summary financial data and operating statistics for the second quarter and first six months of 2003 with comparison to 2002 are contained in the following tables.

Deltic Timber Corporation

SEGMENTAL RESULTS OF OPERATIONS (Unaudited)

(Millions of dollars)

	Three Months Ended June 30, 2003		Three Months Ended June 30, 2002
	Net Sales	Operating Income	Net Sales	Operating Income
Woodlands	$7.4	4.2	9.5	5.9
Mills	20.4	(1.6)	18.8	(.3)
Real Estate	9.7	5.1	4.2	.9
Corporate	—	(1.7)	—	(2.0)
Eliminations	(2.5)	.2	(4.4)	(.5)

Total net sales/operating income	$35.0	6.2	28.1	4.0

	Six Months Ended June 30, 2003		Six Months Ended June 30, 2002
	Net Sales	Operating Income	Net Sales	Operating Income
Woodlands	$16.5	10.0	21.6	13.1
Mills	39.7	(3.9)	36.7	(1.5)
Real Estate	17.5	8.5	6.8	1.1
Corporate	—	(3.3)	—	(3.8)
Eliminations	(6.3)	.3	(9.9)	(.2)

Total net sales/operating income	$67.4	11.6	55.2	8.7

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended June 30,		Three Months Ended June 30,
	2003	2002	2003	2002
Net sales	$34,960	28,106	67,389	55,201

Costs and expenses
Cost of sales	23,455	17,726	45,013	32,773
Depreciation, amortization, and cost of fee timber harvested	3,467	4,238	6,999	9,502
General and administrative expenses	1,924	2,118	3,824	4,165

	28,846	24,082	55,836	46,440

Operating income	6,114	4,024	11,553	8,761
Equity in Del-Tin Fiber	(547)	(2,933)	(2,392)	(5,326)
Interest income	16	27	44	63
Interest and other debt expense	(1,923)	(1,098)	(3,546)	(2,246)
Other income/(expense)	56	97	101	241

Income/(loss) before income taxes	3,716	117	5,760	1,493
Income taxes	(1,299)	(127)	(2,129)	(682)

Net income/(loss)	$2,417	(10)	3,631	811

Earnings per common share
Basic	$.20	(.05)	.31	(.03)
Assuming dilution	.20	(.05)	.30	(.03)
Dividends per common share	$.0625	.0625	.1250	.1250
Average common shares outstanding (thousands)	11,900	11,923	11,903	11,910

Deltic Timber Corporation

BALANCE SHEET DATA

(Thousands of dollars)

	(Unaudited)
	June 30, 2003	Dec. 31, 2002
Working capital	$5,016	2,125
Total assets	315,027	310,546
Long-term debt	121,088	116,120
Stockholders’ equity	164,800	162,962

OTHER DATA (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Capital expenditures – thousands of dollars
Woodlands	$446	896	11,228	1,827
Mills	809	811	1,155	1,552
Real Estate	2,118	3,534	3,657	5,917
Corporate	98	32	156	48

Total	$3,471	5,273	16,196	9,344

Net cash provided by operating activities – thousands of dollars	$11,234	8,165	19,499	18,805

Woodlands
Pine sawtimber harvested from fee lands – tons	123,070	200,324	301,100	456,497
Pine sawtimber price – per ton	$40	41	40	41
Timberland sales – acres	1,096.58	431.38	2,283.02	759.42
Timberland sales price – per acre	$800	900	1,000	1,100
Mills
Finished lumber sales – thousands of board feet	58,656	50,396	114,959	99,631
Finished lumber price – per thousand board feet	$299	319	295	314
Real Estate
Residential
Lots sold	23	26	70	52
Average price per lot sold	$82,300	95,600	73,500	77,800
Commercial
Acres sold	22.78	—	51.95	—
Average price per acre sold	$262,000	—	184,300	—